Exhibit 99.3


          TERMINATION AGREEMENT (this "Agreement"), dated as of August 12, 1997, by and among LIN TELEVISION CORPORATION, a Delaware corporation (the "Company"), AT&T WIRELESS SERVICES, INC., a Delaware corporation ("AT&T Wireless"), and COOK INLET COMMUNICATIONS CORP., a Delaware corporation ("Cook Inlet").

          WHEREAS, the parties hereto have entered into a Stockholders Agreement, made as of December 28, 1994 (the "Current Stockholders Agreement");

          WHEREAS, concurrently herewith, the Company, Ranger Holdings Corp., a Delaware corporation ("Parent"), and Ranger Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company; and

          WHEREAS, the parties hereto have determined that in light of the totality of the facts and circumstances as of the date hereof, the Current Stockholders Agreement is no longer necessary and should therefore be terminated immediately;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein set forth, and intending to be legally bound hereby, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Termination. Notwithstanding the terms of Section 6 of the Current Stockholders Agreement, the Current Stockholders Agreement is hereby terminated effective as of the date hereof and shall have no further force and effect.

          2. Limitation of Agreement. This Agreement is limited precisely as written and shall not be deemed to terminate, amend or modify any other agreement or any term thereof to which any of the parties may be a party.

          3. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          4. Governing Law. This Agreement and all questions of its interpretation will be construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.
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          IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.


LIN TELEVISION CORPORATION


By:/s/ Peter E. Maloney
Name:  Peter E. Maloney
Title: Vice President


AT&T WIRELESS SERVICES, INC.


By: /s/ Daniel R. Hesse
Name:   Daniel R. Hesse
Title:  President and
        Chief Executive Officer


COOK INLET COMMUNICATIONS CORP.


By: /s/ Mark Kroloff
Name:   V.P. and Secretary
Title:  Vice President and
        Secretary